Exhibit 99.1 - News Release of Lee Enterprises, Incorporated dated May 9, 2022

4600 E. 53rd Street

Davenport, IA 52807

lee.net

NEWS RELEASE

Lee Enterprises Elects Dr. Shaun McAlmont to Board of Directors

Adds Extensive, Hands-On Digital Transformation Experience

DAVENPORT, Iowa, May 9, 2022 – Lee Enterprises, Incorporated (NASDAQ: LEE), a leading provider of high quality, trusted, local news, information and a major platform for advertising in 77 markets, announced today that Dr. Shaun McAlmont has been elected to the Company’s Board, effective immediately.

Dr. McAlmont is a seasoned executive with deep experience overseeing successful digital transformations, change management and strategic partnerships. McAlmont is President and CEO of NINJIO, LLC, a cybersecurity training company, and a member of the Board of Directors of BorgWarner (NYSE: BWA). Previously, McAlmont was President of Career Learning at Stride, Inc. (NYSE: LRN), a $1.5 billion technology-based education company, where he led a multi-year digital transformation that doubled the size of the career learning business through the introduction of new IT, business and healthcare career training programs, three acquisitions, and strategic corporate and higher education partnerships.

“On behalf of the Lee Board of Directors, I’m pleased to welcome Shaun to the Board. He brings specific qualifications the Board was seeking to add, including extensive, hands-on involvement leading successful digital transformations and executive leadership and public company board experience,” commented Mary Junck, Chairman of Lee Enterprises. “Shaun’s appointment is the result of an intensive and deliberative search that began last summer as part of our continual efforts to ensure Lee’s Board is comprised of directors with the right skills and experience to oversee our continued digital growth and transformation. We look forward to benefitting from Shaun’s perspective and expertise.”

“I welcome the opportunity to work with my new colleagues on the Board and Lee’s management team to accelerate the company’s ongoing transformation,” McAlmont said. “Over a 25-year career leading digital transformations at scale in online learning and workforce training, I have leveraged past learnings to drive growth and generate value at several companies. I look forward applying my expertise and experience at Lee.”

With the addition of Dr. McAlmont, Lee’s Board will be comprised of nine directors, seven of whom are independent. The Lee Board has been substantially refreshed over the last three years, with the addition of four independent directors since 2019. Dr. McAlmont will serve with the class of directors whose terms expire at the Company’s 2024 Annual Meeting of Shareholders.

Background on Shaun McAlmont

Dr. McAlmont joined NINJIO as President & CEO in early 2022 after serving as the President of Career Learning at Stride, Inc. since 2018, where he expanded the market for the company’s virtual training products, helping to increase shareholder value. Prior to that, he was the President and CEO of Neumont College of Computer Science, a for-profit training institution from 2015 to 2017. He also served as the President and CEO of Lincoln Educational Services (NASDAQ: LINC) from 2005 to 2015. Dr. McAlmont held senior-level manager positions at Alta Colleges, where he pioneered online learning at scale, and Heald Colleges from 1991 to 2005, after starting his career at Stanford University. Dr. McAlmont received a Bachelor of Science degree in Psychology from Brigham Young University and multiple graduate degrees in the education field, including a Doctorate of Higher Education Management from the University of Pennsylvania. He recently completed the Board Education Program at Stanford University Directors College. Over the course of his career, Dr. McAlmont has assisted multiple major publishers with their digital transformations and expanded online content access to students.

About Lee Enterprises, Inc.

Lee Enterprises is a major subscription and advertising platform and a leading provider of local news and information, with daily newspapers, rapidly growing digital products and over 350 weekly and specialty publications serving 77 markets in 26 states. Year to date, Lee's newspapers have average daily circulation of 1.0 million, and our legacy websites, including acquisitions, reach more than 44 million digital unique visitors. Lee's markets include St. Louis, MO; Buffalo, NY; Omaha, NE; Richmond, VA; Lincoln, NE; Madison, WI; Davenport, IA; and Tucson, AZ. Lee Common Stock is traded on NASDAQ under the symbol LEE. For more information about Lee, please visit www.lee.net.

Contact:

ir@lee.net

563-383-2100